Exhibit 8.2

July 29, 2024

HMN Financial Inc.

1016 Civic Center Dr. NW

Rochester, Minnesota 55901

Re:        Opinion Regarding Material U.S. Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as special tax counsel to HMN Financial, Inc., a Delaware corporation (“HMN”) in connection with the Agreement and Plan of Merger, dated as of May 14, 2024 (the “Merger Agreement”), by and between Alerus Financial Corporation, a Delaware corporation (“Alerus”), and HMN, pursuant to which HMN will merge with and into Alerus with Alerus continuing as the surviving company (the “Merger”). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Immediately following the Merger, Home Federal Savings Bank, a federal savings bank and wholly-owned subsidiary of HMN, will merge with and into Alerus Financial, National Association, a national banking association and wholly-owned subsidiary of Alerus (“Alerus Bank”), with Alerus Bank continuing as the surviving company (the “Bank Merger”). This opinion does not address any tax consequences of the Bank Merger.

For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review of any factual statements therein) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.            The Merger Agreement;

2.            The registration statement of Alerus on Form S-4, filed on July 15, 2024 with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”), and the joint proxy statement/prospectus of Alerus and HMN included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.            Those representations made to us by Alerus in its letter delivered to us dated July 29, 2024 and by HMN in its letter delivered to us dated July 29, 2024 (such letters are, together, the “Tax Representation Letters”); and

HMN Financial Inc.

July 29, 2024

4.            Such other instruments and documents related to the formation, organization and operation of Alerus and HMN and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (with your permission and without any independent investigation or review thereof) that:

(a)            Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the date of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)            All representations, warranties and statements made or agreed to by Alerus and HMN and their management employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters, are true, accurate and complete and will be true, accurate and complete as of the date of the Merger;

(c)            All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)            The Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus, and in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and the Merger will be effective under applicable state law; and

(e)            Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for U.S. federal income tax purposes: (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Alerus and HMN will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of HMN common stock upon receipt of shares of Alerus common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock.

This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement, and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about any tax effects of the proposed Merger other than its status as a reorganization for federal income tax purposes and ancillary matters expressly set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

HMN Financial Inc.

July 29, 2024

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements and assumptions material to our opinion or upon which we have relied are not accurate and complete at all relevant times.

This opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

This opinion is intended for the benefit of HMN and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ballard Spahr LLP